EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”), dated as of 15th day of February 2007 (the “Effective Date”), is entered into by and between Pfizer Inc., a Delaware corporation and Pfizer Products, Inc., a Connecticut corporation (hereinafter collectively defined as “Licensor”), and InSite Vision Incorporated, a Delaware corporation (“Licensee”).

WHEREAS, Licensee desires to obtain from Licensor, and Licensor wishes to grant to Licensee, an exclusive, royalty bearing license under certain patents as more particularly set forth below.

THEREFORE, Licensor and Licensee agree as follows:

1.    Definitions.

a.  “Affiliate” shall mean any person, corporation, or business entity that directly or indirectly controls, is controlled by, or is under common control with a Party. As used herein, “control” means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity, or the ability to direct an entity’s affairs or actions.

b.  “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, United States of America are authorized or obligated by law or executive order to close.

c.  “Confidential Information” means all trade secrets or other proprietary information, including without limitation any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a party’s technology, products, business or objectives or regarding the Licensed Product, including without limitation the terms of this Agreement. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(i)  was known by the receiving party or its Affiliates prior to its date of disclosure to the receiving party as shown by the receiving party’s written records; or

(ii)  either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party or its Affiliates by a Third Party not in violation of any obligation to the disclosing party; or

(iii)  either before or after the date of the disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates; or

(iv)  is independently developed by or for the receiving party or its Affiliates without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving party; or

(v)  is required to be disclosed by the receiving party to comply with applicable laws or to comply with governmental regulations or the regulations or requirements of any internationally-recognized stock exchange including the NASDAQ, provided that the party required to make such disclosure provides prior notice of such disclosure to the other party (and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure).

d.  “First Commercial Sale” shall mean the first sale of a Licensed Product to a Third Party after the first regulatory approval of a Licensed Product by the U.S. Food and Drug Administration or foreign counterpart.

e.  “Licensed Patents” shall mean United States Patent No. 6,861,411 and [***] and the foreign counterpart patents and patent applications thereof as well as the specific patents and patent applications identified in Exhibit A hereto, together with any reissues, extensions or supplementary protection certificates, including continuations, divisions or continuation in-part applications.

f.  “Licensed Products” shall mean the ocular anti-infective product candidate known as AzaSiteTM or ISV-401, containing azithromycin as its sole active ingredient, and AzaSiteTM Plus or ISV-502, an ocular anti-infective product candidate containing azithromycin and dexamethasone as its sole active ingredients or other ophthalmic products agreed to by both parties.

g.  “Licensor” shall mean Pfizer Inc as holder of the United States Licensed Patent and Pfizer Products Inc as holder of the foreign counterpart patents thereto and all references to Licensor shall be construed jointly to mean both companies or individually to mean either company where the context requires.

h.  “Net Sales” shall mean the gross amount of Licensed Products invoiced by Licensee, any Sublicensee, or any Affiliate of Licensee or any Sublicensee, less sales returns, and allowances actually paid, granted or accrued, including trade, quantity and cash discounts, chargebacks, rebates, and customary trade discounts actually taken, outbound freight, value added tax, sales or use taxes, and custom or excise duties. Net sales shall be determined from the books and records or Licensee, Sublicensee or the applicable Affiliate of either Licensee or a Sublicensee, as maintained in accordance with U.S. generally accepted accounting principles consistently applied.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i.  “Sublicensee” shall mean any Third Party to whom Licensee or its Affiliates has granted a sublicense, or other rights, under the Licensed Patents.

j.  “Territory” shall mean the entire world.

k.  “Third Party” shall mean all persons and companies other than Licensor, Licensee, and their respective Affiliates.

2.    License Grant; Exclusivity.

a. Licensor hereby grants Licensee, and Licensee accepts from Licensor, an exclusive, royalty bearing license under the Licensed Patents to make, have made, use, sell, offer for sale, import and make regulatory filings with respect to Licensed Products in the Territory and export components of Licensed Products from any country in the Territory for the purpose of making Licensed Products outside that country, but not to the extent that such components are covered by Pfizer patents other than Licensed Patents, together with the right to grant sublicenses subject to Section 2(b).

b. Licensee and its Affiliates shall have the right to grant sublicenses to any of the rights granted to Licensee under Section 2(a), subject to Licensee’s prior approval in each instance, such approval not to be unreasonably delayed, withheld or conditioned.

c. Licensee shall notify Licensor in writing within ten (10) business days of entering into any agreement with a Sublicensee or any agreement whereby a Third Party acquires all or substantially all of the assets of Licensee or the right through assignment or sublicense to development or commercialize Licensed Products, and shall with such notification provide Licensor with full and complete copies of any such agreement, which agreements Licensor shall maintain confidential pursuant to Section 11 of this Agreement.

3.    Royalties and Payments.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In consideration of the license granted under this Agreement, Licensee shall pay Licensor [***] of Net Sales of Licensed Products in each country in the Territory in which a Licensed Patent is in force.

4.	Reports and Payments.

a. Within thirty (30) days after the conclusion of each calendar quarter commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs, Licensee shall submit to Licensor a written report for such quarter stating, to the extent applicable:

i. Total amounts invoiced for Licensed Products, broken down by Licensed Product, the entity rendering such invoice, and the country in the Territory in which such sales were made, and showing the details of all deductions taken as part of the calculation of Net Sales; and

ii. A calculation of the amounts due to Licensor.

b. Simultaneously with the submission of each such report, Licensee shall make payment to Licensor of the amount due. Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Licensee’s election, to the bank account set out below or to such other bank account as Licensor shall designate in a notice at least five (5) Business Days before the payment is due.

Bank:  [***]
Swift Code: [***]
Account Name: [***]
Account #: [***]

Licensee also agrees to use best efforts or cause any Sublicensee or the applicable Affiliate of either Licensee or any Sublicensee to use best efforts to provide estimated monthly net sales of Licensed Products sufficient for Pfizer to record royalties in the period earned in accordance with US GAAP and to meet SEC reporting requirements.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. Licensee shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, and at Licensor’s sole cost and expense, such books and records shall be open to inspection and copying not more than once per year, during usual business hours, by an independent certified public accountant to whom Licensee has no reasonable objection, for three years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by Licensee under this Agreement. The determination of such certified public accountant shall be binding on the parties save for instances of manifest error. Any understatement of payments due to Licensor shall be made by Licensee within ten (10) business days after demand by Licensor. Any overstatement of payment due shall be credited against the next payment due to Licensor under Section 4 hereof. In the event that such review reveals that any payment to Licensor was understated by more than 5%, Licensee shall also pay, within ten (10) business days after demand by Licensor, the reasonable cost of such review. Each agreement with a Sublicensee shall contain analogous provisions that also allow Licensee to conduct audits of the Sublicensee. Upon reasonable request by Licensor, Licensee shall permit an independent accounting firm selected by Licensor to conduct audits of the Sublicensee on Licensor’s behalf.

d. All payments due under this Agreement shall be made in U.S. dollars. Payments arising from transactions conducted in currency other than U.S. dollars shall first be determined in such currency and then converted to U.S. dollars using the average exchange rates for the month in which the transactions occurred, as published by the U.S. Federal Reserve in Federal Reserve Statistical Release G5 - Foreign Exchange Rates (http://www.federalreserve.gov/releases/G5). If the average exchange rate for a currency is not published by the Federal Reserve, conversion shall be made based on the average mid closing rate of exchange quoted by Bloomberg (or its successor) for the same time period.

e. Any payments made under Section 4 of this Agreement are exclusive of any VAT or similar tax imposed upon such payments. The parties agree to co-operate with one another and use reasonable efforts to avoid or reduce withholding tax or similar obligations is respect of any royalties, however, in the event any of the payments made by Licensee pursuant to Section 4 become subject to withholding taxes under the laws of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law, such amounts payable to Licensor shall be reduced by the amount of taxes deducted and withheld, and Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable Licensor to claim such payment of taxes. Licensee will provide Licensor with reasonable assistance to enable Licensor to recover such taxes as permitted by law.

f. All payments under any provision of this Agreement shall bear interest from the date due until paid at a rate equal to three percentage points above the prime rate of Citibank, N.A. (or its successor) in New York, New York, as announced on the date such payment was due, compounded monthly. In addition, Licensee shall reimburse Licensor for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and legal expenses, incurred in the collection of late payments.

5.    Diligence.

Licensee shall use reasonable commercial efforts, either itself or in collaboration with a Sublicensee, to seek regulatory approval for and market Licensed Products in countries in the Territory in which a Licensed Patent is in force.

6.	Representations and Warranties; Disclaimer of Warranties; Limitations of Liability.

a. Each party represents and warrants to the other that, as of the date hereof:

(i) it is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(iii) once executed by an authorized officer, this Agreement is legally binding upon it and enforceable in accordance with its terms.

b. Licensee represents and warrants as of the date hereof that there are no pending or threatened claims, nor has it previously received any claims, alleging that use of a Licensed Product has resulted in death or bodily harm.

c. Nothing in this Agreement shall be construed as a warranty or representation by Licensor as to the validity or enforceability of any Licensed Patent or that Licensed Products are or shall be free from infringement of domestic or foreign patents or other proprietary interests (including copyright) of any Third Party. LICENSOR IS LICENSING THE LICENSED PATENTS TO LICENSEE ON AN "AS IS" BASIS. LICENSOR MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED PATENTS, THE SUBJECT OF ANY LICENSE HEREUNDER AND/OR LICENSED PRODUCTS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NEITHER LICENSOR, NOR ANY EMPLOYEE OR AGENT OF LICENSOR, SHALL HAVE ANY LIABILITY TO LICENSEE, ITS AFFILIATES, OR SUBLICENSEES, OR ANY OTHER PERSON ARISING OUT OF THE USE OF LICENSED PATENTS OR LICENSED PRODUCTS INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY, INADEQUACY OR UNSUITABILITY OF THE LICENSED PATENTS OR LICENSED PRODUCTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN.

c. In no event shall Licensor be liable to Licensee, its Affiliates, or Sublicensees for any loss or damages, consequential, incidental, indirect or otherwise, including, but not limited to time, money, or goodwill, arising from the use, operation or application of the Licensed Patents.

7.     Prohibition Against Use of Licensor’s Name and Trademarks.

a. Except as may be required by law or regulation, or in connection with factual reports of its license and sublicensing rights hereunder, Licensee shall not use the name, insignia, or symbols of Licensor for any purpose whatsoever without Licensor's prior written consent.

b. No rights are granted under this Agreement by Licensor to Licensee to the use of Licensor’s registered trademark Zithromax, or any other trademark confusingly similar thereto, and all rights to that trademark are expressly reserved by Licensor.

8.    Patent Prosecution, Maintenance and Infringement.

a. Licensor shall have the right to control the prosecution and maintenance of the Licensed Patents. Licensor shall provide Licensee with copies of all material correspondence and communications filed with or received from a patent office in connection with prosecution and maintenance of the Licensed Patents, and shall receive and consider in good faith suggestions and comments from Licensee on prosecution matters. Licensee shall reimburse Licensor for invoiced expenses incurred following the Effective Date of this Agreement in filing, prosecuting and maintaining Licensed Patents, including attorneys’ fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges, with payment from Licensee to Licensor for such reimbursements due ten (10) business days following an invoice from Licensor to Licensee for such expenses. The reimbursement obligation in the proceeding sentence is limited to a maximum of USD [***] in the aggregate during the term of this Agreement. If Licensee declines to pay Licensor for such amounts for Licensed Patents a particular country, its license under the Licensed Patents in such country shall terminate. Any prosecution costs as described above in excess of the [***] aggregate limit, shall be the Licensor’s obligation without disturbance to the rights granted to the Licensee under this Agreement. Licensor shall notify Licensee if it elects to abandon the prosecution of any patent application or maintenance of any patent within the Licensed Patents in any country in the Territory at least 30 days prior to the date on which such application or patent will lapse or go abandoned. Licensee shall then have the option, exercisable upon written notice to Licensor, to assume full responsibility, at Licensee’s discretion, cost and expense, for prosecution of such application or maintenance of such patent in such country. The exercise by the Licensee of this options shall not affect any other provision of this Agreement, including the obligation to make payments in Section 3, all of which remain in full force and effect.

b. Licensor shall have the right, but not the obligation, to enforce the Licensed Patents and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

c. If Licensee shall have supplied Licensor with written evidence reasonably demonstrating the likely infringement or future infringement of a claim of a Licensed Patent by a Third Party selling products in competition with Licensee or any of its Affiliates or Sublicensees, Licensee may by notice request that Licensor take steps to assert the Licensed Patent against such Third Party. Unless Licensor shall within ninety (90) days of the receipt of such notice either: (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, Licensee may, upon notice to Licensor, initiate legal proceedings against the infringer at the sole expense of Licensee, provided however, that if the evidence that Licensee shall have supplied Licensor relates to the filing of an Abbreviated New Drug Application (or equivalent regulatory mechanism seeking approval for authorization to market a generic equivalent to a Licensed Product, an “ANDA”) in any country within the Territory, Licensee may, following reasonable notice to Licensor, initiate legal proceedings against the infringer at the sole expense of Licensee if delay in initiation of proceedings would result in the loss of rights or other material consequences pursuant to 28 U.S.C. § 355(j)(5)(B)(iii) or other similar statute, rule, or regulation. If Licensee requests Licensor to commence or to join in any litigation for legal purposes, Licensor agrees to do so at Licensee’s sole cost and risk.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

d. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of assertion of a Licensed Patent against an infringer, after reimbursement of any litigation expenses of each party, shall be treated as though it were Net Sales under this Agreement.

e. In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall reasonably cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Licensed Patent shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. In no event shall Licensee or Licensor settle any action or claim hereunder without the other’s written consent where (i) such settlement would include any admission on the issues of patent validity, patent infringement or enforceability or any liability on the part of the other, (ii) such settlement would impose any restrictions on the other’s conduct of its activities, or (iii) such settlement would not include an unconditional release of the other from all liability of all claim(s) that are the subject matter of the settled action or claim.

f. For the avoidance of doubt, (i) nothing in this Agreement shall be deemed to grant Licensee the right to control or direct prosecution of, or legal proceedings on, any patent or patent application owned by Licensor that is not a Licensed Patent, or to grant Licensee a license or other rights in or to any such other patent or patent application, and (ii) nothing in this Agreement shall be deemed to grant Licensor the right to control or direct prosecution of, or legal proceedings on, any patent or patent application owned by Licensee or its Affiliates, or to grant Licensor a license or other rights in or to any such other patent or patent application.

g. Licensee and its Affiliates shall not directly or indirectly challenge or induce any third party to challenge the validity or enforceability of the Licensed Patents, or any patent claim(s) therein, or initiate or participate in any re-examination or other proceeding related to the validity, enforceability or patentability of any claim of the Assigned Patents before any tribunal or patent office. This section shall not prohibit Licensee and its Affiliates from responding to a subpoena, process, or discovery requests in any litigation or administrative proceeding provided that Licensee gives prompt notice to Licensor of the receipt of said subpoena, process or discovery requests. Licensee shall procure that any Sublicensee shall agree to a provision in substantially the same terms as contained in this Section.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

h. Licensee agrees within [***]days of the execution of this Agreement to file [***] substantially in the form of Exhibit B to this Agreement. Neither Licensor nor Licensee shall seek any award of fees or costs in the [***].If reasonably necessary or if required by [***], the parties shall modify the form and content of Exhibit B to the extent necessary to effect properly the [***].

i. Pfizer will take all necessary steps to [***].

9.     Indemnity and Insurance.

a. Licensee shall indemnify and hold Licensor harmless against any and all third-party actions, suits, claims, demands, prosecutions, including, without limitation, those resulting from a Third Party claim for death or bodily harm arising in connection with use of a Licensed Product, and all resulting liabilities, costs, expenses, damages, deficiencies, loss or obligations (including reasonable attorneys’ fees) based on or arising out of this Agreement, including, without limitation, (i) the development, manufacture, packaging, use, or sale of Licensed Products, even if the Licensed Products are altered for use for a purpose not intended, (ii) the use of Licensed Patents by Licensee, its Affiliates, its Sublicensees or its (or their) customers and (iii) any representation made or warranty given by Licensee, its Affiliates or Sublicensees with respect to Licensed Products or Licensed Patents. Licensee shall reimburse Licensor for any out-of-pocket costs incurred by Licensor in enforcing this Section 9(a).

b. Licensee shall maintain, and shall cause each Sublicensee to maintain during the term of this Agreement, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers, on commercially reasonable and prudent terms and limits.

10.     Patent Marking.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

To the extent required by and in conformance with any applicable laws, Licensee shall mark Licensed Products, and shall cause its Sublicensees to mark Licensed Products, with the numbers of the applicable Licensed Patents.

11.   Confidentiality and Publicity.

a. Confidentiality. The parties agree that during the term of the licenses granted hereunder, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without prior consent of the other party (other than as may be required by law, regulation, or judicial process, in which case all reasonable efforts shall be made to limit the extent of disclosure or to make disclosure only under a confidentiality order), provided that disclosure to a Sublicensee is permitted where the Sublicensee has agreed to confidentiality obligations no less stringent than contained in this Agreement and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, except that a party may disclose this Agreement and its terms (i) as may be necessary to implement such terms, (ii) as may be required by law, regulation, or judicial process, in which case the other party will be given ten (10) days’ prior written notice of such disclosure and all reasonable efforts shall be made to limit the extent of disclosure or to make disclosure only under a confidentiality order), or (iii) in connection with due diligence disclosures related to a possible acquisition, divestiture, merger, consolidation, substantial asset transfer, formation of a joint venture, or similar transaction, but only pursuant to a written confidentiality agreement with the recipient.

b. Publicity. The public announcement of the execution of this Agreement is set forth in Exhibit C attached hereto and may be promptly disseminated following the execution of this Agreement by any party. Except for such announcement, no party may make a public statement or disclosure (written or oral), including in analyst meetings, concerning the terms of this Agreement without the other party’s prior written consent, except where such statement is required by applicable law, stock exchange rule, or legal proceedings. In the case of any such required public statement or disclosure pursuant to the immediately preceding sentence, the party required to make such statement or disclosure shall (i) endeavor to obtain confidential treatment of economic and trade secret information; (ii) include in such statement or disclosure only the information that, after consultation with counsel, such party believes is required by applicable law to be disclosed and (iii) provide the other party with a copy of such statement sufficiently in advance of dissemination so that the other party will have the opportunity to comment upon the statement, and shall give due consideration to any comments of the other party in the final statement.

12.          Export Control Laws.

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Licensee agrees that it shall not export or re-export, directly or indirectly, Licensed Products, any technical information acquired from Licensor, or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

13.          Breach and Cure.

Either party shall have the right to cure its material breach. The cure shall be effected within [***] after notice of any breach given by the non-breaching party, or [***] days in the event of a payment obligation.

14.          Term of Agreement.

a. This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect until its expiration or termination in accordance with this Section 14.

b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by country basis, until the date of expiration of the last to expire of the Licensed Patents in such country, at which time the licenses granted hereunder for such country shall become fully paid-up.

c. This Agreement may be terminated by Licensor: (i) upon written notice to Licensee for its material breach of this Agreement and failure to cure such material breach in accordance with Section 13; or (ii) should Licensee, become bankrupt or insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it; or (iii) should Licensee or any Sublicensee challenge the validity or enforceability of the Licensed Patents notwithstanding the prohibition against such challenge as provided in Section 8(g).

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

d. This Agreement may be terminated by Licensee: (i) upon written notice to Licensor for its material breach of this Agreement and failure to cure such material breach in accordance with Section 13; or (ii) should Licensor become bankrupt or insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it.

e. The provisions of Sections 4(c) (Audit), 6 (Representations and Warranties), 9 (Indemnity and Indemnification), 11 (Confidentiality), and, 20 (Governing Law and Jurisdiction), as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

15.   Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given: (i) when mailed by certified mail (return receipt requested), postage prepaid, (ii) when deposited with a reputable overnight courier (e.g., FedEx, DHL, UPS), or (iii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, or to such other address as a party may specify by notice hereunder.

if to Licensor, to:	Pfizer Inc. and Pfizer Products Inc.
235 East 42nd Street
New York, New York 10017-5755
USA

Attn:General Counsel

if to Licensee, to:	InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
Attn: Chief Executive Officer

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

copy to:	O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attn: Tim Curry, Esq.

16.   Assignment.

a. Neither Agreement nor any rights or obligations hereunder may be assigned by Licensee without Licensor’s written consent; except only notice (and not consent) shall be required for Licensee to assign to (i) an Affiliate provided that Licensee shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged in writing that it shall be bound by this Agreement as if it were a party hereto, (ii) any successor in interest by way of merger, acquisition or sale of all or substantially all of the assets of Licensee related to the subject matter hereof provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the Licensee. Any attempt to assign without compliance with this provision shall be void.

b. This Agreement and any rights or obligations hereunder may be assigned by Licensor provided that Licensor provides Licensee with notice of such assignment.

17.   Waiver.

The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.

18.   No Agency or Joint Venture.

Licensee is not an agent, joint venturer, or partner of Licensor, and the parties have not created and do not intend to create an agency, joint venture, or partner relationship.

19.   Entire Agreement; Amendment.

This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter including the Confidentiality Agreement between the parties and Inspire Pharmaceuticals, Inc. dated January 12, 2007. This Agreement may be amended only by written agreement duly executed by the parties.

20.   Governing Law.

This Agreement shall be governed by New York law applicable to agreements made and to be performed exclusively in the State of New York. Any dispute related to or arising out of this Agreement or the parties’ relationship hereunder shall be heard only in the state or federal courts located in New York County, New York, and the parties, their successors and assigns consent and submit to the jurisdiction of such courts for such purpose.

21.   No Third Party Beneficiary.

None of the provisions of this Agreement shall be for the benefit of or enforceable by the Third Party, including any creditor of either party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party.

22.   Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

23.   Counterparts.

This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

24.          Headings.

Headings in this Agreement are included herein for ease of reference only and shall have no legal effect.

25.          Severability.

If and solely to the extent that any provision of this Agreement shall be deemed invalid or unenforceable by a court or other governmental entity, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

IN WITNESS THEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

PFIZER INC

By:____________________________

PFIZER PRODUCTS INC

By:____________________________

INSITE VISION, INCORPORATED

By:____________________________

EXHIBIT A

The Licensed Patents

Docket (PC #) [***] Descriptive Title: compositions for treating ocular infections Patent Title: METHOD OF TREATING EYE INFECTI ONS WITH AZITHROMYCIN

Country Status App Number Patent Filing [***]

EXHIBIT B

[***]

EXHIBIT C

InSite Vision Announces Patent Agreement with Pfizer

ALAMEDA, Calif. (February X, 2006) -- (BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) -- an ophthalmic therapeutics, diagnostics and drug delivery company, today announced that it has entered into a worldwide, exclusive royalty bearing licensing agreement with Pfizer Inc. (NYSE:PFE) under Pfizer’s Patent family titled “Method of Treating Eye Infections with Azithromycin”. Pfizer’s granting of this license will enhance the position and marketability of InSite’s AzaSite franchise.

S. Kumar Chandrasekaran, Ph.D., InSite Vision's chief executive officer stated, "The execution of the Pfizer license represents a significant milestone in the development of InSite Vision's AzaSite franchise. Combined with our existing azithromycin and DuraSite drug-delivery patents, this license further broadens InSite Vision's global patent portfolio.”

Under the terms of the agreement, Pfizer will grant InSite a worldwide, exclusive license, including the right to sublicense, to US and all foreign counterparts patents on the parent case titled “Method of Treating Eye Infections with Azithromycin” and patent applications together with any reissues, extensions, or supplementary protection certificates of any of the foregoing for use in connection with InSite’s AzaSite franchise products.

About InSite Vision Incorporated

InSite Vision is an ophthalmic company focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision’s lead product is AzaSite, which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. Pending the approval of its NDA with the FDA, InSite Vision currently expects AzaSite to be commercially launched in the United States, while seeking to expand this "technology platform" to include additional product candidates and indications for the worldwide market.

In the glaucoma area, InSite Vision continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into InSite Vision’s commercially available OcuGene(R) glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at our website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the Company's ability to obtain FDA approval of its NDA for AzaSite and the commercialization of the Company’s AzaSite product. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain substantial additional immediate funding to continue its operations; the results of InSite Vision's clinical trials; the ability to obtain FDA approval of its AzaSite NDA from the FDA for the commercialization of AzaSite and its other product candidates; the ability of InSite Vision to enter into a corporate collaboration for its AzaSite and other product candidates; the ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to expand its technology platform to include additional indications and patent options; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205 as described in detail in and including the other risks described in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene(R) is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite(R) and OcuGene(R) are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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Investor Contact:
Ashton Partners
Barry Hutton
888-857-7839
www.ashtonpartners.com